Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of October 31, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of October 31, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $1,307,538)	$1,379,057
Cash and cash equivalents	232,555
Foreign currencies at fair value (cost of $526)	523
Other assets	18,147
Derivative assets	2,522
Derivative liabilities	(99)
Other liabilities	(32,282)
Accrued performance fee	(5,336)
Management fee payable	(39)
Net Asset Value	$1,595,048
Number of outstanding shares	57,412,708

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of October 31, 2025 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share
Series I
A-II Shares	$355,621	12,893,520	$27.58
F-I Shares	$73,930	2,715,058	$27.23
V Shares	$1	40	$25.00
E shares	$273	9,770	$27.90
I Shares	$37,933	1,389,503	$27.30
S Shares	$3	110	$27.29
Series II
A-II Shares	$1,052,825	37,705,251	$27.92
F-I Shares	$65,580	2,379,345	$27.56
V Shares	$1	40	$25.00
E shares	$1,284	45,460	$28.25
I Shares	$7,594	274,501	$27.66
S Shares	$3	110	$27.64
Total	1,595,048	57,412,708